Exhibit 23.B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of El Paso Corporation of our report dated February 25, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Midland Cogeneration Venture L.P., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Detroit, MI
October 20, 2005